Exhibit 99.1

PRESS RELEASE
CONTACT:	Brenda Roncarati
Monterey County Bank Marketing Director
(831) 642-6070, Ext. 106
brenda@montereycountybank.com

ANDY BRIANT JOINS MONTEREY COUNTY BANK BOARD OF DIRECTORS

MONTEREY, Calif. – December 1, 2006 – Andy Briant, a successful local business leader, has joined the Board of Directors of Monterey County Bank. Mr. Briant joins Carla Hudson (Huey & Hudson CPA’s), John Lotz (Del Monte Aviation), Charles T. Chrietzberg, Jr. (MCB President/CEO), Sandra Chrietzberg, and founding Board Member Peter Coniglio (Hudson, Martin, Ferrante & Street) as Directors of the oldest locally owned and operated bank in Monterey County.

Andy Briant currently owns and operates both Sand Creek Olive Ranch in Carmel Valley and Fashion Streaks Screenprinting, Embroidery, Signs and Banners in Sand City. His diverse background includes serving as Senior Vice President for Pebble Beach Company, and as a professional international tennis player representing Great Britain.

Charles T. Chrietzberg, Jr. announced, “It is with great pleasure that I welcome Andy Briant, who has been a long time shareholder and customer of the bank, to our Board of Directors. Andy and I served on the Economic Development Corporation of Monterey County for many years. I have found Andy to have a remarkable and keen understanding of small business in Monterey County. He will prove to be a tremendous asset to our locally owned community bank.”

Monterey County Bank was chartered by the California State Banking Department in August 1976, and first opened its doors for business in May 1977. Monterey County Bank has four branches located primarily on the Monterey Peninsula and serves all of Monterey County with Small Business Administration (SBA), merchant card services, mortgage and construction lending programs, specializing in small business banking. Monterey County Bank can approve SBA loans in-house, resulting in a much faster turnaround for small businesses obtaining SBA financing. Because Monterey County Bank is locally owned and managed, all decisions, including loan approvals are made in the local office.

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